Exhibit 99.1

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6100 News Release

March 23, 2005

Yellow Roadway Corporation Updates First Quarter Guidance

OVERLAND PARK, KAN. — Yellow Roadway Corporation (NASDAQ: YELL) today announced that it expects first quarter 2005 earnings per share (“EPS”) to be at or above the high end of its previously provided guidance of $.80 to $.90 per share. The previous guidance included approximately 2.19 million incremental shares, or $.05 dilution to EPS, from the company’s contingent convertible notes. The updated guidance is based on the company’s quarter-to-date average stock price of $56.85, and includes approximately 2.72 million incremental shares in its calculation.

“As we approach the end of March, which is the most significant month of the quarter, we continue to see the stable pricing environment experienced in late 2004,” stated Bill Zollars, Chairman, President and CEO of Yellow Roadway. “Our synergy efforts remain on track and our overall business volumes are consistent with prior year levels.”

Yellow Roadway will release first quarter 2005 financial results after market close on April 21. A conference call to discuss first quarter results will be held at 9:30 a.m. ET on Friday, April 22. Conference call details will be provided in early April. For further details on the incremental shares related to the company’s contingent convertible notes, refer to www.yellowroadway.com under Investor Relations and then select Earnings Releases & Operating Statistics.

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This news release (and oral statements made regarding the subjects of this release, including on the conference call announced herein) contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expect,” and similar expressions are intended to identify forward-looking statements. It is important to note that the company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including (without limitation), inflation, inclement weather, price and availability of fuel, competitor pricing activity, expense volatility, ability to capture cost synergies, a downturn in general or regional economic activity, changes in equity and debt markets, effects of a terrorist attack, and labor relations, including (without limitation), the impact of work rules, any obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction.

Yellow Roadway Corporation is one of the largest transportation service providers in the world. Through its subsidiaries including Yellow Transportation, Roadway Express, New Penn Motor Express, Reimer Express, Meridian IQ and Yellow Roadway Technologies, Yellow Roadway provides a wide range of asset and non-asset-based transportation services integrated by technology. The portfolio of brands provided through Yellow Roadway Corporation subsidiaries represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kansas, Yellow Roadway Corporation employs over 50,000 people.

Investor Contact:	Stephen Bruffett	Media Contact:	Suzanne Dawson
	Yellow Roadway Corporation		Linden Alschuler & Kaplan
	913.696.6108		212.329.1420
	steve.bruffett@yellowroadway.com		sdawson@lakpr.com